Exhibit 99.1

Contact:	Robert Bannon Director, Investor Relations (336) 335-7665

LORILLARD, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2013 RESULTS

GREENSBORO, NC, February 12, 2014 – Lorillard, Inc. (NYSE: LO) announced today its results for the quarter and year ended December 31, 2013.

Fourth Quarter and Full Year Highlights

•	Fourth quarter net sales increased 2.3% over last year to $1.743 billion and annual net sales increased 4.9% over last year to a record $6.950 billion.

•	Fourth quarter reported (GAAP) diluted earnings per share remained flat at $0.80 compared to the fourth quarter of 2012, and annual reported (GAAP) diluted earnings per share increased 13.2% to a record $3.18.

•	Fourth quarter adjusted (Non-GAAP) diluted earnings per share increased 3.8% versus last year to $0.82, and annual adjusted (Non-GAAP) diluted earnings per share increased 10.6% to a record $3.12.

•	Total Lorillard retail market share of cigarettes increased for the 11th consecutive year to a record 14.9%, driven by Newport, including both menthol and non-menthol.

•	blu eCigs further established itself as the US category leader, achieving a 48% market share in the quarter and a 47% market share for the year.

•	Lorillard repurchased 4.6 million shares during the quarter at a cost of $228 million.

Financial Results Summary*

(Amounts in Millions, Except Per Share Data)

	Three Months			Year
	Ended December 31,			Ended December 31,
	2013	2012	% Chg	2013	2012	% Chg
Net sales	$1,743	$1,704	2.3%	$6,950	$6,623	4.9%

Operating income
Reported (GAAP)	$515	$522	(1.3%)	$2,074	$1,878	10.4%
Adjusted (Non-GAAP)	523	514	1.8%	2,030	1,883	7.8%

Net income
Reported (GAAP)	$293	$309	(5.2%)	$1,192	$1,099	8.5%
Adjusted (Non-GAAP)	300	304	(1.3%)	1,168	1,103	5.9%

Diluted earnings per share
Reported (GAAP)	$0.80	$0.80	—	$3.18	$2.81	13.2%
Adjusted (Non-GAAP)	0.82	0.79	3.8%	3.12	2.82	10.6%

*	See Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Results table included with this release.

Consolidated Results

Net sales increased by $39 million, or 2.3%, to $1.743 billion in the fourth quarter of 2013 due to increases in net sales of cigarettes and electronic cigarettes of $24 million and $15 million, respectively. Net sales increased by $327 million, or 4.9%, to $6.950 billion in 2013 due to increases in net sales of cigarettes and electronic cigarettes of $158 million and $169 million, respectively.

Reported diluted earnings per share remained flat at $0.80 in the fourth quarter of 2013 compared to the fourth quarter of 2012, and increased $0.37, or 13.2%, to $3.18 in 2013 compared to 2012. Adjusted diluted earnings per share increased $0.03, or 3.8%, to $0.82 in the fourth quarter of 2013, and increased $0.30, or 10.6%, to $3.12 in 2013, due primarily to strong operating performance of the Cigarettes segment and the impact of share repurchases.

“Lorillard delivered industry leading double digit EPS growth and its eleventh consecutive year of market share growth in 2013 while the Company concurrently made investments in electronic cigarettes, new cigarette products, and made process changes to smooth wholesale inventory fluctuations in the fourth quarter,” said Murray S. Kessler, Lorillard Chairman, President and CEO. “These investments, combined with the remarkable strength and loyalty of the core Newport brand, give us confidence in our ability to deliver on our stated goal of a double digit total shareholder return as measured by EPS growth and the dividend yield once again in 2014 and for many years to come.”

The following is a discussion of fourth quarter and full year 2013 performance of Lorillard’s two operating segments, Cigarettes and Electronic Cigarettes.

Cigarettes Segment Results*

	Three Months			Year
	Ended December 31,			Ended December 31,
	2013	2012	% Chg	2013	2012	% Chg

Net sales	$1,689	$1,665	1.4%	$6,720	$6,562	2.4%

Gross profit
Reported (GAAP)	$643	$628	2.4%	$2,649	$2,361	12.2%
Adjusted (Non-GAAP)	643	620	3.7%	2,494	2,360	5.7%

Selling, general and administrative
Reported (GAAP)	$119	$113	5.3%	$575	$484	18.8%
Adjusted (Non-GAAP)	117	113	3.5%	470	479	(1.9%)

Operating income
Reported (GAAP)	$524	$515	1.7%	$2,074	$1,877	10.5%
Adjusted (Non-GAAP)	526	507	3.7%	2,024	1,881	7.6%

*	See Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Operating Income by Segment table included with this release.

Fourth Quarter 2013

Cigarette net sales increased $24 million, or 1.4%, to $1.689 billion in the fourth quarter of 2013, compared to $1.665 billion in the fourth quarter of 2012. The increase in cigarette net sales resulted primarily from higher average net cigarette selling prices, partially offset by lower cigarette unit sales volume.

Total Lorillard wholesale cigarette unit volume, which includes Puerto Rico and U.S. Possessions, decreased 1.6% for the fourth quarter of 2013 compared to the corresponding period of 2012. Domestic wholesale cigarette unit volume, which excludes Puerto Rico and U.S. Possessions, decreased 1.0% for the fourth quarter of 2013 compared to the corresponding period of 2012. The Company estimates total cigarette industry domestic wholesale shipments decreased 6.2% for the fourth quarter of 2013 compared to the fourth quarter of 2012. Lorillard implemented control measures to limit fluctuations in wholesale inventory in advance of anticipated price increases. These control measures have a positive impact on the business in the long term, but had a negative impact on year on year comparisons in the fourth quarter. Adjusting for the impact of changes in wholesale inventory patterns, Lorillard domestic wholesale shipments were up slightly in the fourth quarter of 2013 versus year ago, significantly outperforming adjusted total cigarette industry domestic wholesale shipments which decreased an estimated 4% during the quarter compared to fourth quarter of 2012.

Total wholesale unit volume for Newport, the Company’s flagship brand, decreased 0.3% for the fourth quarter of 2013 compared to the corresponding period of 2012. Domestic wholesale cigarette unit volume for Newport, which excludes Puerto Rico and U.S. Possessions, increased 0.4% for the quarter versus year ago. Adjusting for inventory fluctuations, Newport domestic volume increased approximately 2.3% versus year ago. Domestic wholesale shipments for Maverick, the Company’s leading discount brand, decreased 7.9% for the fourth quarter of 2013 compared to the fourth quarter of 2012.

Based on Lorillard’s proprietary retail shipment database administered by Management Science Associates, Inc., which measures shipments from wholesale to retail and is unaffected by wholesale inventory changes, Lorillard’s fourth quarter 2013 domestic retail market share posted its strongest gains of the year, increasing 0.7 share points versus year ago to 14.9%. Newport’s domestic retail market share reached 12.7%, an increase of 0.8 share points compared to the fourth quarter of 2012 – also its strongest share performance during 2013. Lorillard’s domestic retail share of the menthol market reached 39.9%, an increase of 1.6 share points compared to the fourth quarter of 2012. Gains in Newport’s domestic retail market share were primarily attributable to the continued strengthening of Newport Menthol in its core geographies, continued success in expansion markets and the volume impact resulting from the introductions of Newport Smooth Select and Newport Non-Menthol Gold.

Reported gross profit was $643 million, or 38.1% of net sales, in the fourth quarter of 2013 and $628 million, or 37.7% of net sales, in the fourth quarter of 2012. Adjusted gross profit was $643 million, or 38.1% of net sales, in the fourth quarter of 2013 and $620 million, or 37.2% of net sales, in the fourth quarter of 2012. As detailed in the reconciliation table, fourth quarter 2012 adjusted gross profit excludes the favorable impact on Lorillard’s tobacco settlement expense of mark-to-market pension adjustments recorded by Reynolds American in the fourth quarter of 2012. The increase in adjusted gross profit and adjusted gross profit margin reflects higher average net cigarette selling prices, partially offset by higher adjusted costs related to the State Settlement Agreements and higher Food and Drug Administration user fees.

Reported selling, general and administrative costs increased $6 million to $119 million in the fourth quarter of 2013 compared to the fourth quarter of 2012. Adjusted selling, general and administrative costs increased $4 million to $117 million in the fourth quarter of 2013 compared to the fourth quarter of 2012 mainly due to higher marketing and other costs related to market research and advertising support of Newport Non-Menthol Gold. As detailed in the reconciliation table, fourth quarter adjusted selling, general and administrative costs exclude accrued costs related to certain Engle Progeny cases.

Reported operating income for the Cigarettes segment increased $9 million, or 1.7%, to $524 million in the fourth quarter of 2013 from $515 million in the fourth quarter of 2012. Adjusted operating income for the Cigarettes segment increased $19 million, or 3.7%, to $526 million in the fourth quarter of 2013 from $507 million in the fourth quarter of 2012.

Full Year 2013

Cigarette net sales increased $158 million, or 2.4%, to $6.720 billion in 2013, compared to $6.562 billion in 2012. The increase in cigarette net sales resulted primarily from higher average net cigarette selling prices, partially offset by slightly lower cigarette unit sales volume.

Total Lorillard 2013 wholesale cigarette unit volume, which includes Puerto Rico and U.S. Possessions, decreased 0.5% compared to a year ago. Domestic wholesale cigarette unit volume, which excludes Puerto Rico and U.S. Possessions, decreased 0.4% for 2013 compared to 2012. This compares favorably to total cigarette industry domestic wholesale shipments which decreased approximately 4% for 2013 compared to 2012, after adjusting for the impact of changes in wholesale inventory patterns.

Total wholesale unit volume for Newport, the Company’s flagship brand, increased 0.6% for 2013 compared to 2012. Domestic wholesale cigarette unit volume for Newport, which excludes Puerto Rico and U.S. Possessions, increased 0.7% for 2013 compared to 2012. Domestic wholesale shipments for Maverick, the Company’s leading discount brand, decreased 5.3% during the same period.

Both Lorillard and the Newport brand reached record-high levels of market share in 2013. Based on Lorillard’s proprietary retail shipment database administered by Management Science Associates, Inc., Lorillard’s domestic retail market share increased 0.5 share points to 14.9% and Newport’s domestic retail market share reached 12.6% for 2013, an increase of 0.6 share points versus year ago. Lorillard’s domestic retail share of the menthol market reached 40.3% for 2013, an increase of 1.0 share point compared to year ago. Gains in Newport’s domestic retail market share were primarily attributable to the continued strengthening of Newport Menthol in its core geographies, continued success in expansion markets and the volume impact resulting from the introductions of Newport Smooth Select in the second quarter of 2013 and, to a lesser extent, Newport Non-Menthol Gold in the fourth quarter of 2013.

Reported gross profit was $2.649 billion, or 39.4% of net sales, in 2013 and $2.361 billion, or 36.0% of net sales, in 2012. Adjusted gross profit was $2.494 billion in 2013, or 37.1% of net sales, compared to $2.360 billion, or 36.0% of net sales, in 2012. As detailed in the reconciliation table, adjusted gross profit excludes the reduction in Lorillard’s Master Settlement Agreement (“MSA”) payments on Lorillard’s tobacco settlement expense in 2013 of $155 million as a result of the settlement with certain states to resolve certain MSA payment adjustment disputes in March 2013. Adjusted gross profit for 2012 excludes the unfavorable impact on tobacco settlement expense of $7 million resulting from adjustments made in the first quarter of 2012 to certain historical components of the calculation of the industry Volume Adjustment Offset under the State Settlement Agreements. Such adjustments related to a competitor’s operating income for 2001 – 2005. Adjusted 2012 gross profit also excludes the favorable impact on Lorillard’s tobacco settlement expense of mark-to-market pension adjustments recorded by Reynolds American in the fourth quarter of 2012. The increase in adjusted gross profit and adjusted gross profit margin reflects higher average net cigarette selling prices, partially offset by higher adjusted costs related to the State Settlement Agreements and higher Food and Drug Administration user fees.

Reported selling, general and administrative costs increased $91 million to $575 million in 2013 compared to 2012, primarily due to $79 million in accrued costs related to compensatory damages and statutory interest to dismiss the Evans case, $20 million in estimated costs to comply with the U.S. Government Case judgment and $2 million in accrued costs related to certain Engle Progeny cases, offset partially by lower legal defense costs related to Engle Progeny litigation. As detailed in the reconciliation table, adjusted selling, general and administrative costs exclude certain items and decreased $9 million to $470 million in 2013 compared to 2012, primarily due to lower legal defense costs related to the Engle Progeny litigation.

Reported operating income for the Cigarettes segment increased $197 million, or 10.5%, to $2.074 billion in 2013 from $1.877 billion in 2012. Adjusted operating income for the Cigarettes segment increased $143 million, or 7.6%, to $2.024 billion in 2013 from $1.881 billion in 2012.

Electronic Cigarettes Segment Results*

	Three Months			Year
	Ended December 31, **			Ended December 31, **
	2013	2012	% Chg	2013	2012	% Chg

Net sales	$54	$39	38.5%	$230	$61	n/m

Gross profit
Reported (GAAP)	$16	$16	—	$70	$21	n/m
Adjusted (Non-GAAP)	16	16	—	70	21	n/m

Selling, general and administrative
Reported (GAAP)	$25	$9	n/m	$70	$20	n/m
Adjusted (Non-GAAP)	19	9	n/m	64	19	n/m

Operating income (loss)
Reported (GAAP)	$(9)	$7	n/m	$—	$1	n/m
Adjusted (Non-GAAP)	(3)	7	n/m	6	2	n/m

*	See Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Operating Income by Segment table included with this release.
**	Results for the quarter and year ended December 31, 2012 provided above are not comparable to the results for the quarter and year ended December 31, 2013 as Lorillard purchased blu eCigs on April 24, 2012 and SKYCIG on October 1, 2013.

Fourth Quarter and Full Year 2013

Net sales for the Electronic Cigarettes segment were $54 million and $230 million for the fourth quarter and year ended December 31, 2013, respectively, compared to $39 million and $61 million for the fourth quarter and year ended December 31, 2012, respectively. Strong sales of blu eCigs resulted from significant brand building activities highlighted by a national television advertising campaign, expansion of retail distribution into a total of approximately 136,000 retail outlets, the launch of new, lower priced rechargeable kits and strong repeat purchases. SKYCIG, based in the U.K., was acquired on October 1, 2013 and generated $4 million in net sales during the fourth quarter.

According to Lorillard’s proprietary retail shipment database administered by Management Science Associates, Inc. which includes electronic cigarettes, blu eCigs domestic retail market share of the electronic cigarettes market totaled approximately 48% for the fourth quarter 2013 and approximately 47% for the year.

Gross profit was $16 million, or 29.6% of net sales, and $70 million, or 30.4% of net sales, for the fourth quarter and year ended December 31, 2013, respectively. This compares to gross profit of $16 million, or 41.0% of net sales, and $21 million, or 34.4% of net sales, for the fourth quarter and year ended December 31, 2012, respectively. Gross profit and gross profit margin for the fourth quarter and year ended December 31, 2013 were negatively impacted by the change in product offering arising from the introduction of our new, lower priced rechargeable kit that began shipping to wholesale late in the second quarter of 2013 as well as higher promotional costs. Gross profit and gross profit margin for the fourth quarter and year ended December 31, 2013 also included a supply chain related charge of approximately $5 million which was partially offset by ongoing product cost reductions.

Reported selling, general and administrative costs were $25 million and $70 million for the fourth quarter and year ended December 31, 2013, respectively, compared to $9 million and $20 million for the fourth quarter and year ended December 31, 2012, respectively. Adjusted selling, general and administrative costs were $19 million and $64 million for the fourth quarter and year ended December 31, 2013, respectively, compared to $9 million and $19 million for the fourth quarter and year ended December 31, 2012, respectively. As detailed in the reconciliation table, fourth quarter adjusted selling, general and administrative costs exclude amortization of the SKYCIG brand totaling $6 million. The fair value ascribed to the SKYCIG brand in connection with the acquisition of $34 million is being amortized over an estimated life of 18 months beginning October 1, 2013, after which amortization charges related to the brand will cease. Selling, general and administrative costs include marketing and administrative costs associated with the blu eCigs’ national retail roll-out as well as $4 million of fourth quarter costs at SKYCIG.

Reported operating income/(loss) for the Electronic Cigarettes segment was $(9) million and $0 million for the fourth quarter and year ended December 31, 2013, respectively, compared to $7 million and $1 million for the fourth quarter and year ended December 31, 2012, respectively. Adjusted operating income/(loss) for the Electronic Cigarettes segment was $(3) million and $6 million for the fourth quarter and year ended December 31, 2013, respectively, compared to $7 million and $2 million for the fourth quarter and year ended December 31, 2012, respectively. SKYCIG’s reported and adjusted operating loss was $7 million and $1 million, respectively, for the quarter.

Additional News

On November 14, 2013, Lorillard, Inc. announced that its Board of Directors approved a quarterly dividend on its common stock of $0.55 per share. The dividend was payable on December 10, 2013 to shareholders of record as of November 29, 2013.

During the fourth quarter of 2013, the Company repurchased approximately 4.6 million shares at a cost of $228 million under the amended $1 billion share repurchase program announced in March 2013 and amended in May 2013. As of December 31, 2013, the maximum dollar value of shares that could yet be purchased under the $1 billion share repurchase program was $314 million.

Conference Call

A conference call to discuss fourth quarter 2013 results of Lorillard, Inc. has been scheduled for 9:00 a.m. Eastern Time on February 12, 2014. A live broadcast of the call will be available online at the Lorillard, Inc. website (www.lorillard.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.

Those interested in participating in the question and answer session of the conference call should dial (888) 239-6824 (domestic) or (706) 902-3787 (international). The passcode for this event is: 35102157.

An online replay will be available at the Company’s website following the call. If you wish to listen to the replay of this conference call, please visit Lorillard’s website at www.lorillard.com or dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and enter passcode: 35102157. The conference call will be available for replay in its entirety through February 19, 2014.

About Lorillard, Inc.

Lorillard, Inc. (NYSE: LO), through its Lorillard Tobacco Company subsidiary, is the third largest manufacturer of cigarettes in the United States. Founded in 1760, Lorillard is the oldest continuously operating tobacco company in the U.S. Newport, Lorillard’s flagship premium cigarette brand, is the top selling menthol and second largest selling cigarette in the U.S. In addition to Newport, the Lorillard product line has four additional cigarette brand families marketed under the Kent, True, Maverick and Old Gold brand names. These five brands include 43 different product offerings which vary in price, taste, flavor, length and packaging. Lorillard, through its other subsidiaries, is also a leading global electronic cigarette company, marketed under the blu eCigs and SKYCIG brands. Newport, Kent, True, Maverick, Old Gold, blu eCigs and SKYCIG are the registered trademarks of Lorillard and its subsidiaries. Lorillard maintains its corporate headquarters and manufactures all of its traditional cigarette products in Greensboro, North Carolina.

Forward-Looking Statements

Certain statements made in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “may,” “will be,” “will continue,” “will likely result” and similar expressions. In addition, any statement that may be provided by management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Lorillard, Inc. are also forward-looking statements as defined by the Reform Act.

Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those anticipated or projected. Information describing factors that could cause actual results to differ materially from those in forward-looking statements is available in Lorillard, Inc.’s filings with the Securities and Exchange Commission (the “SEC”), including but not limited to, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. These filings are available from the SEC over the Internet or in hard copy, and are available on our website at www.lorillard.com. Forward-looking statements speak only as of the time they are made, and we expressly disclaim any obligation or undertaking to update these statements to reflect any change in expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

Lorillard, Inc. and Subsidiaries

Consolidated Condensed Statements of Income

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
(Amounts in millions, except per share data)	(Unaudited)

Net sales (a)	$1,743	$1,704	$6,950	$6,623
Cost of sales (a) (b)	1,084	1,060	4,231	4,241

Gross profit	659	644	2,719	2,382
Selling, general and administrative	144	122	645	504

Operating income	515	522	2,074	1,878
Investment income	1	1	2	4
Interest expense	(45)	(39)	(172)	(154)

Income before income taxes	471	484	1,904	1,728
Income taxes	178	175	712	629

Net income	$293	$309	$1,192	$1,099

Earnings per share:
Basic	$0.80	$0.80	$3.19	$2.82
Diluted	$0.80	$0.80	$3.18	$2.81

Weighted average number of shares outstanding:
Basic	366.53	384.87	372.96	389.27
Diluted	367.19	385.59	373.71	390.13

Segment data:
Net sales
Cigarettes (a)	$1,689	$1,665	$6,720	$6,562
Electronic cigarettes	54	39	230	61

	$1,743	$1,704	$6,950	$6,623

Operating income:
Cigarettes	$524	$515	$2,074	$1,877
Electronic cigarettes	(9)	7	—	1

	$515	$522	$2,074	$1,878

Supplemental information:

(a) Includes excise taxes.	$490	$495	$1,978	$1,987

(b) Cost of sales includes:

– Charges to accrue obligations under the State Settlement Agreements	353	334	1,241	1,379

– Charges to accrue obligations under the Federal Assessment for Tobacco Growers	28	29	120	118

– Charges to accrue Food and Drug Administration user fees	18	16	72	66

Lorillard, Inc. and Subsidiaries

Consolidated Condensed Balance Sheets

	December 31, 2013	December 31, 2012
	(Unaudited)
(In millions, except share and per share data)
Assets:
Cash and cash equivalents	$1,454	$1,720
Short-term investments	157	—
Accounts receivable, less allowances of $3 and $3	19	18
Other receivables	29	52
Inventories	499	410
Deferred income taxes	547	557
Other current assets	23	20

Total current assets	2,728	2,777
Plant and equipment, net	316	298
Long-term investments	93	—
Goodwill	102	64
Intangible assets	87	57
Deferred income taxes	51	48
Other assets	151	152

Total assets	$3,528	$3,396

Liabilities and Shareholders’ Deficit:
Accounts and drafts payable	$42	$39
Accrued liabilities	357	356
Settlement costs	1,224	1,183
Income taxes	8	23

Total current liabilities	1,631	1,601
Long-term debt	3,560	3,111
Postretirement pension, medical and life insurance benefits	305	409
Other liabilities	84	52

Total liabilities	5,580	5,173

Commitments and Contingent Liabilities
Shareholders’ Deficit:
Preferred stock, $0.01 par value, authorized 10 million shares	—	—
Common stock:
Authorized – 600 million shares; par value – $0.01 per share Issued – 382 million and 525 million shares (outstanding 365 million and 382 million shares)	4	5
Additional paid-in capital	256	298
Accumulated (deficit)/Retained earnings	(1,426)	2,351
Accumulated other comprehensive loss	(130)	(241)
Treasury stock at cost, 17 million and 143 million shares	(756)	(4,190)

Total shareholders’ deficit	(2,052)	(1,777)

Total liabilities and shareholders’ deficit	$3,528	$3,396

Lorillard, Inc. and Subsidiaries

Wholesale Cigarette Shipments

Information regarding unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand follows:

	Three Months Ended December 31,			Year Ended December 31,
(All units in thousands)	2013	2012	% Chg	2013	2012	% Chg

Full Price Brands

Newport	8,298,209	8,263,979	0.4	33,352,162	33,125,424	0.7
Kent	35,046	42,990	-18.5	151,524	175,116	-13.5
True	39,330	46,086	-14.7	164,478	186,732	-11.9

Total Full Price Brands	8,372,585	8,353,055	0.2	33,668,164	33,487,272	0.5

Price/Value Brands

Old Gold	103,674	113,640	-8.8	436,992	494,166	-11.6
Maverick	1,271,772	1,380,120	-7.9	5,220,060	5,509,452	-5.3

Total Price/Value Brands	1,375,446	1,493,760	-7.9	5,657,052	6,003,618	-5.8

Total Domestic Cigarettes	9,748,031	9,846,815	-1.0	39,325,216	39,490,890	-0.4

Total Puerto Rico and U.S. Possessions	102,948	165,408	-37.8	622,296	661,302	-5.9

Grand Total Cigarettes	9,850,979	10,012,223	-1.6	39,947,512	40,152,192	-0.5

Notes:

1.	This information is not adjusted for returns or the impact of wholesale trade inventory fluctuations.

2.	Domestic unit volume includes units sold as well as promotional units and excludes volumes for Puerto Rico and U.S. Possessions.

3.	Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.

4.	Unit volume is not necessarily indicative of the level of revenues for any period.

Lorillard, Inc. and Subsidiaries

Selected Domestic Retail Cigarette Market Share Data (1)

	Three Months Ended December 31,			Year Ended December 31,
	2013	2012	Pt Chg	2013	2012	Pt Chg

Lorillard	14.9	14.2	0.7	14.9	14.4	0.5
Newport	12.7	11.9	0.8	12.6	12.0	0.6
Total Industry Menthol	31.4	31.4	0.0	31.4	31.1	0.3
Lorillard Share of Menthol Segment	39.9	38.3	1.6	40.3	39.3	1.0
Newport Share of Menthol Segment	36.7	35.1	1.6	37.1	36.1	1.0

(1)	Based on Lorillard’s proprietary retail shipment database, administered by Management Science Associates, Inc.

Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Results

(Amounts in millions, except per share data)

The reconciliation provided below reconciles the non-GAAP financial measures adjusted gross profit, adjusted operating income, adjusted net income and adjusted diluted earnings per share with the most directly comparable GAAP financial measures, reported gross profit, reported operating income, reported net income and reported diluted earnings per share available to Lorillard common stockholders, for the three months and year ended December 31, 2013 and 2012. Lorillard management uses adjusted (non-GAAP) measurements to set performance goals and to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics. Adjusted (non-GAAP) results are not, and should not be viewed as, substitutes for reported (GAAP) results.

The adjustments to reported results summarized below remove the following items: (1) the favorable impact of the reduction in Lorillard’s MSA payments as a result of the settlement to resolve certain MSA payment adjustment disputes approved by the arbitration panel in March 2013 included as an offset to tobacco settlement expense in cost of sales (including the addition of two more states in the second quarter of 2013); (2) estimated costs to comply with the U.S. Government Case judgment included in selling, general and administrative expenses; (3) accrued costs related to compensatory damages and statutory interest to dismiss the Evans case included in selling, general and administrative expenses; (4) expenses incurred in conjunction with the acquisition of SKYCIG included in selling, general and administrative expenses; (5) amortization of the SKYCIG brand included in selling, general and administrative expenses; (6) accrued costs related to certain Engle Progeny cases; (7) expenses incurred in conjunction with the acquisition of blu eCigs included in selling, general and administrative expenses; (8) the favorable impact of mark-to-market pension adjustments recorded by Reynolds American in the fourth quarter of 2012 on Lorillard’s tobacco settlement expense; and (9) the unfavorable impact of adjustments to certain historical operating income data as reported in the years 2001 through 2005 by RJ Reynolds Tobacco Company (“RJRT”) in the first quarter of 2012 on Lorillard’s tobacco settlement expense included in cost of sales.

	Three months ended December 31, 2013				Year ended December 31, 2013
	Gross	Operating	Net	Diluted	Gross	Operating	Net	Diluted
	Profit	Income	Income	EPS	Profit	Income	Income	EPS

Reported (GAAP) results	$659	$515	$293	$0.80	$2,719	$2,074	$1,192	$3.18

GAAP results include the following:
(1) Settlement to resolve certain MSA payment adjustment disputes	—	—	—	—	(155)	(155)	(97)	(0.26)

(2) Estimated costs to comply with the U.S. Government Case judgment	—	—	—	—	—	20	13	0.03

(3) Accrued costs related to compensatory damages and statutory interest to dismiss Evans case	—	—	—	—	—	79	50	0.14

(4) SKYCIG acquisition expenses	—	—	1	—	—	4	4	0.01

(5) Amortization of SKYCIG brand	—	6	5	0.02	—	6	5	0.02

(6) Accrued costs related to Engle Progeny cases	—	2	1	—	—	2	1	—

Adjusted (Non-GAAP) results	$659	$523	$300	$0.82	$2,564	$2,030	$1,168	$3.12

	Three months ended December 31, 2012				Year ended December 31, 2012
	Gross	Operating	Net	Diluted	Gross	Operating	Net	Diluted
	Profit	Income	Income	EPS	Profit	Income	Income	EPS

Reported (GAAP) results	$644	$522	$309	$0.80	$2,382	$1,878	$1,099	$2.81

GAAP results include the following:
(7) blu eCigs acquisition expenses	—	—	—	—	—	6	4	0.01

(8) Tobacco settlement expense impact of RAI mark-to-market pension accounting adjustments	(8)	(8)	(5)	(0.01)	(8)	(8)	(5)	(0.01)

(9) Tobacco settlement expense impact of RJRT adjustments to its 2001-2005 operating income and restructuring charges	—	—	—	—	7	7	5	0.01

Adjusted (Non-GAAP) results	$636	$514	$304	$0.79	$2,381	$1,883	$1,103	$2.82

Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Operating Income by Segment

(Amounts in millions)

Lorillard has two reportable segments, Cigarettes and Electronic Cigarettes.

The Cigarettes segment consists principally of the operations of Lorillard Tobacco Company and related entities. Lorillard Tobacco is the third largest manufacturer of cigarettes in the United States. Founded in 1760, Lorillard is the oldest continuously operating tobacco company in the United States. Newport, Lorillard’s flagship menthol-flavored premium cigarette brand, is the top selling menthol and second largest selling cigarette overall in the United States based on gross units sold during the quarters and year ended December 31, 2013 and 2012. In addition to the Newport brand, the Lorillard product line has four additional brand families marketed under the Kent, True, Maverick and Old Gold brand names. These five cigarette brands include 43 different product offerings which vary in price, taste, flavor, length and packaging.

The Electronic Cigarettes segment consists of the operations of LOEC (d/b/a blu eCigs), Cygnet Trading (t/a SKYCIG) and related entities. blu eCigs is a leading electronic cigarette company in the United States. Lorillard acquired the blu eCigs brand and other assets used in the manufacture, distribution, development, research, marketing, advertising and sale of electronic cigarettes on April 24, 2012. Lorillard acquired all of the assets and operations of SKYCIG, a United Kingdom based electronic cigarette business, on October 1, 2013.

	Three months ended December 31, 2013			Year ended December 31, 2013
		Electronic			Electronic
	Cigarettes	Cigarettes	Total	Cigarettes	Cigarettes	Total

Reported (GAAP) operating income	$524	$(9)	$515	$2,074	$—	$2,074

GAAP results include the following:

(1) Settlement to resolve certain MSA payment adjustment disputes	—	—	—	(155)	—	(155)

(2) Estimated costs to comply with the U.S. Government Case judgment	—	—	—	20	—	20

(3) Accrued costs related to compensatory damages and statutory interest to dismiss Evans case	—	—	—	79	—	79

(4) SKYCIG acquisition expenses	—	—	—	4	—	4

(5) Amortization of SKYCIG brand	—	6	6	—	6	6

(6) Accrued costs related to Engle Progeny cases	2	—	2	2	—	2

Adjusted (Non-GAAP) operating income	$526	$(3)	$523	$2,024	6	$2,030

	Three months ended December 31, 2012			Year ended December 31, 2012
		Electronic			Electronic
	Cigarettes	Cigarettes	Total	Cigarettes	Cigarettes	Total

Reported (GAAP) operating income	$515	$7	$522	$1,877	$1	$1,878

GAAP results include the following:

(7) blu eCigs acquisition expenses	—	—	—	5	1	6

(8) Tobacco settlement expense impact of RAI mark-to-market pension accounting adjustments	(8)	—	(8)	(8)	—	(8)

(9) Tobacco settlement expense impact of RJRT adjustments to its 2001-2005 operating income and restructuring charges	—	—	—	7	—	7

Adjusted (Non-GAAP) operating income	$507	$7	$514	$1,881	$2	$1,883